EXHIBIT 10.54
ILLUMINA, INC.
CHANGE IN CONTROL
SEVERANCE AGREEMENT
          This CHANGE IN CONTROL SEVERANCE AGREEMENT, made as of the date of the last signature shown below (the “Effective Date”), by and between ILLUMINA, INC., a Delaware corporation (the “Company”) and Joel McComb (the “Executive”).
          WHEREAS, the Executive is a key member of the management of the Company, and the Board of Directors of the Company (the “Board”) considers it to be in the best interests of the Company and its stockholders to foster the retention of its key management personnel;
          WHEREAS, it is expected that from time to time the Board may consider the possibility of a Change in Control of the Company, and the Board recognizes that a Change in Control and the uncertainties that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company; and
          WHEREAS, this Agreement is intended to create an incentive for the Executive to remain in the employ of the Company and to maximize the value of the Company for the benefit of the stockholders in connection with a Change in Control.
          NOW, THEREFORE, in consideration of the covenants herein contained and the continued employment of the Executive, the parties hereto agree as follows:
     1. Agreement Term
          This Agreement shall be effective during the period beginning with the Effective Date and ending on August 21, 2009 (the “Initial End Date”), provided that such period shall be automatically extended for an additional year on each anniversary of the Initial End Date, unless written notice of non-extension is provided by either party to the other party at least 90 days prior to such anniversary (the “Agreement Term”).
          In the event of a Change in Control occurring during the Agreement Term, the provisions of this Agreement relating to severance rights and benefits of the Executive shall apply with respect to any Covered Termination that occurs during the Protection Period that follows the Change in Control, as provided in Section 3 hereof. The obligations of the Company hereunder with respect to any such Covered Termination shall survive the expiration of the Agreement Term.
     2. Change in Control
          For purposes of this Agreement, “Change in Control” shall mean the occurrence of one of the following during the Agreement Term:

          (a) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Company’s common stock in substantially the same proportions as immediately prior to such transaction);
          (b) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary);
          (c) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) in the outstanding shares of the Company’s common stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);
          (d) a contested election of directors of the Company, as a result of which or in connection with which the persons who were directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided, however that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new director shall be considered as an Incumbent Director, or
          (e) any other event specified by the Board.
     3. Covered Terminations
     (a) General. For purposes of this Agreement, “Covered Termination” shall mean the occurrence of one of the following during the period beginning on the date of the event that constitutes a Change in Control and ending on the second anniversary of such date (the “Protection Period”):
     (i) termination of employment by the Company other than for “Cause” (as defined in Section 3(b) below); or
     (ii) termination of employment by the Executive on account of “Good Reason” (as defined in Section 3(c) below).
     In addition, if the Executive is terminated by the Company other than for Cause following the execution of a definitive agreement or the occurrence of such other definitive event which if consummated will result in a Change in Control, but prior to the consummation of the Change in Control, such termination will be deemed a Covered Termination to the extent the Board, in its discretion, determines such termination to be at the direction or request of a party to the Change in Control transaction or is otherwise related to such pending Change in Control.
     A Covered Termination shall not include termination of employment of the Executive for Cause or by reason of death or Disability, nor a termination of employment by the Executive other than for Good Reason. For purposes of this Agreement, “Disability” shall mean the inability to perform the Executive’s duties due to physical or mental illness or impairment continuing for a period of six consecutive months.

     (b) Termination For Cause. For purposes of this Agreement, a termination of the Executive’s employment by the Company shall be deemed a termination for “Cause” in the event of:
(i)	the Executive’s repeated failure or refusal to materially perform the Executive’s duties to the Company (other than by reason of temporary illness or other excused absence), as such duties existed immediately prior to the Change in Control;

(ii)	the Executive’s criminal conviction or a plea of nolo contendere with respect to a crime constituting a felony or a crime of moral turpitude; or

(iii)	the Executive’s engagement in an act of malfeasance, fraud or dishonesty in connection with the Company that materially damages the business or reputation of the Company.
          Notwithstanding the foregoing, the Executive’s employment shall be considered to have been terminated for Cause only if, prior to such termination for Cause, (1) the Company shall have given to the Executive written notice stating with specificity the reason for the Executive’s termination and the provision of this Section 3(b) that is relied upon, and (2) if such reason for termination is item (i) or (iii) above, then a period of 15 days from the giving of such notice shall have elapsed without the Executive’s having cured or remedied such reason for termination during such 15-day period, unless such reason for termination cannot be cured or remedied within 15 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed 15 days), provided the Executive has made and continues to make a diligent effort to effect such remedy or cure.
     (c) Good Reason. For purposes of this Agreement, the termination of employment by the Executive shall be deemed on account of “Good Reason” in the event of:
(i)	any reduction in the Executive’s annual base salary amount or annual target bonus percentage from that in effect immediately prior to the Change in Control;

(ii)	any reduction or other adverse change in the position, title, duties, responsibilities, level of authority or reporting relationships of the Executive from that in effect immediately prior to the Change in Control, including, without limitation, (a) in the event the Executive is the most senior executive in a particular Company function at the time of the Change in Control, the Executive ceases to be the most senior executive in such function, (b) in the event the Executive performs at the time of the Change in Control external duties typical in a public company, the Executive ceases to perform such duties or (c) any other such reduction attributable to the fact that the Company ceases to be a public company as a result of the Change in Control; or

(iii)	a relocation, without the Executive’s written consent, of the Executive’s principal place of business by more than 35 miles from the Executive’s principal place of business immediately prior to the Change in Control.
          Notwithstanding the foregoing, the Executive’s employment shall be considered to have been terminated on account of Good Reason only if, prior to such termination on account of Good Reason, (1) the Executive shall have given to the Company written notice stating with specificity the reason for the Executive’s termination and the provision of this Section 3(c) that is relied upon, and (2) a period of 15 days from the giving of such notice shall have elapsed without the Company’s having cured or remedied such reason for termination during such 15-day period, unless such reason for termination cannot be cured or remedied within 15 days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed 15 days), provided the Company has made and continues to make a diligent effort to effect such remedy or cure. Unless the Executive shall have provided his written consent, the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.
     4. Severance Benefits
     In the event that the Executive’s employment with the Company is terminated during the Protection Period in a manner that constitutes a Covered Termination under Section 3 hereof, the Company shall provide the Executive with the following payments and benefits:
(i)	Severance Payment. The Executive shall receive a lump-sum cash severance payment in an amount equal to one time the sum of (A) the Executive’s then-current annual base salary amount, plus (B) the greater of (1) the Executive’s then-current annual target bonus or other annual target incentive amount or (2) the amount of the annual bonus or other incentive paid or payable to the Executive for the most recently completed fiscal year; determined in each case as provided above without regard to any deductions, withholdings or deferrals of base salary or annual bonus or other incentive and disregarding any reductions in base salary or annual bonus or other incentive that are the basis for a Good Reason termination. The lump-sum severance amount shall be paid by the Company within 15 days following the effective date of the Covered Termination.
(ii)	Accrued Rights. The Executive shall receive, within 15 days following the effective date of the Covered Termination, a lump-sum cash payment equal to the sum of (A) the Executive’s earned but unpaid base salary through the date of the Covered Termination, (B) any earned but unpaid bonus or other incentive payment for any completed fiscal year prior to the year of the Covered Termination, (C) a pro-rata portion of the Executive’s annual target bonus or other annual target incentive for the fiscal year in which the termination occurs, based on the portion of the fiscal year for which the executive was employed and assuming performance under the bonus or other incentive plan at the applicable target levels and (D) any other amounts due to the Executive from the Company as of the date of the Covered Termination, including any unreimbursed business expenses. The Executive shall also be entitled to all payments and rights under all employee benefit plans, fringe benefit programs and payroll practices of the Company in accordance with their terms.

(iii)	Welfare Benefits. The Executive (and the Executive’s eligible dependents) shall be entitled to continued medical and dental coverage and benefits under the Company’s group benefit plans for a period of 12 months following the Executive’s Covered Termination, to be provided on the same terms, and with the same Executive cost-sharing, as active Executives of the Company are provided during this period of continued benefits.

(iv)	Equity Rights. All stock options or other equity or equity-based awards that are held by the Executive at the time of the Change in Control that have not previously become vested and (if applicable) exercisable shall, upon the Covered Termination, become immediately and fully vested and exercisable, and any repurchase or similar rights held by the Company or other restrictions on the awards shall lapse, without regard to the terms of any applicable award agreement or plan document, and such awards shall otherwise continue to apply on the same terms.

(v)	Indemnification. The Executive shall continue to be entitled, in respect of any period that the Executive served as an officer or director of the Company, and effective until the expiration of all applicable statute of limitations periods, to (i) all indemnification rights provided under any indemnification agreements between the Executive and the Company or provided by the Company’s Certificate of Incorporation and By-Laws or otherwise in effect at the time of the Covered Termination and (ii) coverage under any officers’ and directors’ liability insurance policy in effect at the time of the Covered Termination.

(vi)	Perquisites. The Executive shall be entitled to the continuation of all executive perquisites to which the Executive was entitled immediately prior to the date of the Covered Termination for a period of 12 months following the date of such Covered Termination, to be provided on the same terms, and at the same cost to the Executive, as active executives of the Company are provided during this period.

(vii)	Outplacement. The Executive shall be provided, at the Company’s sole expense, with professional outplacement services consistent with the Executive’s duties or profession and of a type and level customary for persons in the Executive’s position, as selected by the Company, subject to reasonable limitations established by the Company as to duration and dollar amounts.

     5. Parachute Payment Limitation
     Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any amount, right or benefit payable by the Company or any other person or entity to or for the Executive’s benefit in connection with the Change in Control, whether pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and if it shall be determined that a reduction of the Payments to a present value that is one dollar less than the minimum present value that would result in the imposition of such excise tax would result in a larger after-tax benefit to Executive than if such reduction had not occurred, then the Payments shall be reduced so as to have a present value that is one dollar less than the minimum present value that would result in the imposition of such excise tax. If the foregoing should result in a reduction in the Payments, the reduction shall be applied first against all cash Payments and then, if necessary, against non-cash Payments in order to satisfy the requirements of this Section 5. All determinations concerning the application of this Section 5 shall be made by a nationally recognized accounting firm to be appointed by the Company. The determinations of the accounting firm shall be conclusive and binding on the parties hereto for all purposes. All fees and expenses of the accounting firm shall be paid by Company.
     6. Enforceability
     (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors, including any entity that succeeds to the business and interests of Company in connection with or following a Change in Control. This Agreement and all rights hereunder are personal to the Executive and shall not be assignable by the Executive; provided, however, that any amounts that shall have become payable under this Agreement prior to the Executive’s death shall inure to the benefit of the Executive’s heirs or other legal representatives, as the case may be.
     (b) Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement, provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.
     (c) Entire Agreement; Amendments. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits upon a Change in Control. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties.
     (d) Governing Law. Notwithstanding any conflict of law or choice of law provision to the contrary, this Agreement shall be construed and interpreted according to the laws of the State of California.

     7. Dispute Resolution
     (a) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of California, in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall pay all the costs and expenses of any such arbitration proceeding.
     (b) Attorney Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any arbitration or other proceeding is commenced to enforce the provisions of this Agreement, the Executive shall be entitled to payment of the Executive’s reasonable attorney’s fees, costs and expenses, except in the event that the arbitrator or other trier of fact determines that the claims of the Executive are frivolous.
     8. Miscellaneous
     (a) Tax Withholding. All payments required to be made to the Executive under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent required to be withheld pursuant to applicable law or regulation.
     (b) No Right of Employment. Nothing in this Agreement shall confer upon the Executive any right to continue as an Executive of the Company or interfere in any way with the right of the Company to terminate the Executive’s employment at any time, subject to the consequences of a Covered Termination as provided herein.
     (c) No Duplication of Benefits. In the event that the Executive is entitled to severance payments or benefits under any other agreement, plan or program of the Company, or by reason of any legal requirement, the severance benefits provided hereunder shall be reduced accordingly to avoid duplication of benefits.
     (d) No Mitigation or Offset. The Executive shall be under no obligation to minimize or mitigate damages by seeking substitute employment or otherwise, and the obtaining of any such other employment shall in no event affect any reduction of obligations hereunder for the payments or benefits required to be provided to the Executive. Except as specifically provided herein, the obligations of the Company hereunder shall not be affected by any set-off or counterclaim rights that any party may have against the Executive.
     (e) Other Compensation and Benefit Plans. Subject to the provisions of Section 8(c), the rights and benefits of the Executive under this Agreement shall not be in lieu of the Executive’s benefits under any compensation or benefit plan or program of the Company, which shall be payable in accordance with the terms and conditions of such plans or programs.
     (f) Notices. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.
Notice to the Company shall be addressed to:
Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121-1975
Attn: Christian G. Cabou,
          Senior Vice President
          and General Counsel
facsimile: (858) 202-4599
Notice to the Executive shall be addressed to the Executive at the address indicated on the signature page hereof.
     (g) Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement and shall not be used to construe any provision of this Agreement.
     (h) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one Agreement.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ILLUMINA, INC.
/s/ Jay T. Flatley
By: Jay T. Flatley
Its: President & Chief Executive Officer
Date: April 10, 2008

EXECUTIVE
/s/ Joel McComb
Name: Joel McComb
Date: April 14, 2008
Address: